CRC SELECT
FILE NO. 333-214335
CRC SELECT II
FILE NO. 333-214336
CRC SELECT III
FILE NO. 333-223486
CRC GENERATIONS
FILE NO. 333-214339
CRC® COMPOUND RATE CONTRACT
FILE NO. 333-214338
CURRENT RATE COMPOUNDING ANNUITY [HARVESTOR]
FILE NO. 333-223485

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

Supplement Dated June 28, 2018 to your current Prospectus

THIS SUPPLEMENT UPDATES CERTAIN INFORMATION IN YOUR PRODUCT PROSPECTUS
FOR INSURANCE PRODUCTS ISSUED BY TALCOTT LIFE INSURANCE COMPANY
(FORMERLY HARTFORD LIFE INSURANCE COMPANY).

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On May 31, 2018, pursuant to the Stock and Asset Purchase Agreement entered into on December 3, 2017, by and among Hartford Holdings, Inc. (“HHI”) and its parent company, The Hartford Financial Services Group, Inc., Hopmeadow Acquisition, Inc. ("Buyer"), Hopmeadow Holdings, LP, and Hopmeadow Holdings GP, each of which is funded by a group of investors led by Cornell Capital LLC, Atlas Merchant Capital LLC, TRB Advisors LP, Global Atlantic Financial Group, Pine Brook and J. Safra Group, HHI sold all of the issued and outstanding equity of Hartford Life, Inc., the parent of Talcott Resolution Life Insurance Company ("Talcott Resolution") (formerly "Hartford Life Insurance Company") to Buyer ("Talcott Resolution Sale Transaction").
Additional information regarding the Talcott Resolution Sale Transaction can be found on the Talcott Resolution website at www.talcottresolution.com/financialinformation.html and in its Current Report on Form 8-K (click on "SEC Filings - Other") filed by Talcott Resolution Life Insurance Company (formerly "Hartford Life Insurance Company") on June 6, 2018, with the Securities and Exchange Commission.
Talcott Resolution will continue to administer and provide all contractual benefits of your annuity. The terms, features and benefits of your insurance contract will NOT change as a result of the sale.

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Therefore, the following name changes are effective June 1, 2018:

Prior Reference:	Replaced with:

Hartford Life Insurance Company	Talcott Resolution Life Insurance Company
www.thehartford.com/annuities	www.talcottresolution.com
Hartford Securities Distribution Company, Inc.	Talcott Resolution Distribution Company, Inc.

"The Company" section of your prospectus is deleted and replaced with the following:

Talcott Resolution Life Insurance Company (formerly "Hartford Life Insurance Company") ("Talcott Resolution") is a stock life insurance company. Talcott Resolution is authorized to do business in all states of the United States and the District of Columbia. Talcott Resolution was originally incorporated under the laws of Massachusetts on June 5, 1902, and subsequently redomiciled to Connecticut. Our corporate offices are located at 1 Griffin Road North, Windsor, Connecticut 06095. Talcott Resolution is ultimately controlled by Henry Cornell, David I. Schamis, and Robert E. Diamond.

The last sentence of the first paragraph under "How Contracts are sold" is deleted.

This Supplement should be retained with your Prospectus for future reference.

HV-7726